Exhibit 2.2

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), is dated as of December 27, 2018, and amends that certain Asset Purchase Agreement, dated as of October 2, 2018 (the “Agreement”), by and between Resolute FP US Inc., a corporation organized and existing under the laws of the State of Delaware (“Seller”), New-Indy Containerboard LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Parent”) and New-Indy Catawba LLC, a limited liability company organized and existing under the laws of the State of Delaware and a wholly owned subsidiary of Parent (“Purchaser” and together with Parent, the “Buyer Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement.

WHEREAS, pursuant to Section 11.7 of the Agreement, the Agreement may not be modified or amended except by written instrument executed by the Parties;

WHEREAS, the Parties desire to add certain real property to the assets being acquired and liabilities being assumed pursuant to the Agreement on the terms and conditions set forth in this Amendment;

WHEREAS, the Parties wish to provide for a transfer of $500,000.00 (which amount includes payments of administration costs and payments to retirees and Employees who have been receiving in-service benefit distribution payments from the Seller DB Pension Plan) from the Seller DB Pension Plan to the Purchaser DB Pension Plan at Closing in order to facilitate payments to be made by the Purchaser DB Pension Plan, which transfer will be made on or after the Closing but prior to the Payment Date;

WHEREAS, the Parties wish to amend the purchase price payable in connection with the exercise of the purchase option and the repurchase option under the Sawmill Lease from $200,000.00 to $0.00;

WHEREAS, the parties wish to amend certain other terms and provisions of the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party hereby agree as follows:

1.    Recitals. The recitals set forth above are hereby incorporated into this Amendment by reference.

2.    Lake Wylie Property.

a)    The following new Section 1.1.21 is hereby added to the Agreement:

“1.1.21    the real property described on Schedule 1.1.21, together with Seller’s right, title and interest in and to all buildings, structures, fixtures and improvements thereon (including those under construction) and Seller’s right, title and interest, if any, in and to all privileges, rights, easements and rights of way appurtenant thereto (the “Lake Wylie Property”).”

b)    The following new Section 1.4.11 is hereby added to the Agreement:

“1.4.11    all Liabilities related to or arising out of the Lake Wylie Property.”

c)    The following sentence is hereby added to the end of Section 1.10 of the Agreement:

“Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge and agree that the Lake Wylie Property is a Purchased Asset for purposes of this section and that $1,400,000 of the Purchase Price shall be allocated to the Lake Wylie Property on the Allocation Schedule.”

d)    Section 2.2.3 of the Agreement is hereby amended and restated in its entirety as follows:

“2.2.3    (a) a limited (special) warranty deed based on the property descriptions of record with respect to each parcel of Owned Real Property, and (b) a quit claim (no warranty) deed (i) with respect to each parcel of Owned Real Property based on Purchaser’s survey of the Owned Real Property and (ii) with respect to the Lake Wylie Property, based on the property descriptions of record and, if requested by Purchaser, based on Purchaser’s survey, each of (a) and (b) substantially in the forms attached hereto as Exhibit B (the “Deed”), duly executed by Seller;”

e)    Section 2.2.12 of the Agreement is hereby amended and restated in its entirety as follows:

“2.2.12    the standard form South Carolina Affidavit of True Consideration (to be attached to the Deed) establishing and confirming the true consideration paid for the Owned Real Property and the Lake Wylie Property, duly executed by Seller;”

f)    The following new Section 2.2.22 is hereby added to the Agreement:

“2.2.22    an owner’s affidavit with respect to the Lake Wylie Property, in the form attached hereto as Exhibit H;”

g)    The first two sentences of Section 5.9 of the Agreement are hereby amended and restated in their entirety as follows:

“Taxes on Transfer; Withholding. Any sales Tax, use Tax, real property transfer Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Purchased Assets shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller; provided, however, that one hundred percent (100%) of any such Tax attributable to the sale or transfer of the Lake Wylie Property shall be paid by Purchaser. Seller shall timely file any Tax Return or other document with respect to such Taxes (and Purchaser shall cooperate with respect thereto as necessary), and each of Purchaser and Seller shall bear fifty percent (50%) of the out-of-pocket expenses in connection with the filing of any such return; provided, however, that Purchaser shall timely file any such Tax Return or other document with respect to such Taxes related to the Lake Wylie Property (and Seller shall cooperate with respect thereto as necessary), and Purchaser shall bear one hundred percent (100%) of the out-of-pocket expenses in connection with the filing of any such return.”

h)    A new Schedule 1.1.21 is hereby added to the Agreement in the form attached hereto as Annex A. Exhibit B to the Agreement is hereby amended to add the quit claim deed(s) attached hereto as Annex B to the other deeds included in such exhibit. A new Exhibit H is hereby added to the Agreement in the form attached hereto as Annex C.

i)    The Parties hereby acknowledge and agree that notwithstanding this Amendment or anything to the contrary in the Agreement, (i) the Lake Wylie Property is excluded from the definitions of “Owned Real Property,” “Leased Real Property,” “Real Property Lease” or “Real Property” as set forth in the Agreement, (ii) the Lake Wylie Property, and any assets located or activity carried out thereupon, do not form part of the Catawba Mill Business, (iii) Seller makes no representations or warranties in the Agreement or otherwise with respect to the Lake Wylie Property, (iv) the Lake Wylie Property is excluded from the definition of “Purchased Assets” as used in Section 1.1 for purposes of defining other Purchased Assets, and (v) no agreement, covenant or obligation is undertaken or entered into by the Seller in the Agreement or otherwise with respect to the Lake Wylie Property except those expressly set forth in this Amendment.

3.    Pension Plan Matters. Section 6.4.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“6.4.3    At the Closing, Seller shall cause cash in the amount of Five Hundred Thousand Dollars ($500,000.00) (“Initial Pension Plan Funding Amount”) to be delivered by same-day wire transfer to the trust for the Purchaser DB Pension Plan. Upon receipt of the Initial Pension Plan Funding Amount, Purchaser shall manage (or cause to be managed) the Initial Pension Plan Funding Amount in the trust for the Purchaser DB Pension Plan in a manner that fully protects, in accordance with ERISA and the Code, each Transferred Non-Union Employee and Union Employee’s accrued benefit. As soon as practicable following Closing, Seller shall cause the calculation of the accumulated benefit obligation for the Transferred Non-Union Employees and Union Employees (other than Recall Employees) who participate in the Seller DB Pension Plan as of the Closing, using Seller DB Pension Plan’s current assumptions and applicable accounting standards as set forth on Schedule 6.4.3 (“Pension Plan Transfer Amount”); provided, however, that the Pension Plan Transfer Amount shall not be more than that allowed by Code Section 414(l) and ERISA Section 4044 with respect to such Transferred Non-Union Employees and Union Employees who participate in the Seller DB Pension Plan as of Closing, recognizing that the Seller DB Pension Plan shall not be fully funded as of the Closing. The Pension Plan Transfer Amount shall be determined as of the Closing Date. As soon as practicable following Closing, Seller shall cause a transfer to the trust for the Purchaser DB Pension Plan of the Pension Plan Transfer Amount less the Initial Pension Plan Funding Amount, in cash and with interest at a rate reasonably determined by Seller (net of allocable plan and trust expenses) from the Closing Date to, but excluding, the date of transfer of such assets (the “Payment Date”), less the amount of any benefit payments made to or in respect of such Transferred Non-Union Employees and Union Employees during the period from and including the Closing to, but excluding, the Payment Date. Prior to such transfer, each of Seller and Purchaser must approve the calculation of the Pension Plan Transfer Amount; provided, that, if they cannot so agree, such amount shall be solely and finally determined in accordance with the dispute resolution procedures set forth on Schedule 6.4.3 (the “Pension Dispute Procedures”).”

4.    Rail Car Agreements.

a)

Parent and Purchaser hereby waive the condition that consent to the Closing be obtained from the counterparty to the agreements identified in Item 4 (Wells Fargo Rail Corporation) and Item 5 (GATX Corporation) on Schedule 2.2.4, subject to the execution and delivery by Seller at Closing of the Rail Car Agreements.

b)

Seller hereby waives the condition that consent to the Closing be obtained from the counterparty to the agreements identified in Item 4 (Wells Fargo Rail Corporation) and Item 5 (GATX Corporation) on Schedule 10.1(e), subject to the execution and delivery by Purchaser at Closing of the Rail Car Agreements.

c)

The Parties hereby agree that the Rail Car Agreements shall be included in the definition of Operative Agreements as set forth in the Agreement to the extent they are delivered by Purchaser and Seller at Closing; provided, however, that the Rail Car Agreements are hereby specifically excluded from the definition of Operative Agreements for purposes of Section 9.2.1, Section 9.3.1, Section 9.3.2, Section 9.6.1, Section 11.2 and Section 11.13.1 (in addition to any other agreements specifically excluded from Operative Agreements pursuant to such sections).

5.    FILOT Agreements. Schedule 1.1.11 to the Agreement is hereby amended to add the following contracts as “Assigned Contracts”:

“29.    1998 Fee-in-Lieu of Taxes Agreement:

a)	Inducement and Millage Rate Agreement entered into as of September 8, 1998 between Bowater Incorporated and York County.
b)	Lease Purchase Agreement entered into as of October 5, 1998 between Bowater Incorporated and York County.
c)	Escrow Agreement entered into as of October 5, 1998 among Wyche, Burgess, Freeman & Parham, P.A., Bowater Incorporated and York County.
d)	County Bill of Sale associated with the above listed agreements.

30.    2006 Fee-in-Lieu of Taxes Agreement:

a)	Fee Agreement entered into as of April 17, 2006 between Bowater Incorporated and York County.”

6.    Sawmill Lease Purchase Option. All references to the purchase price of $200,000.00 in Section 35 of Exhibit G (Form of Sawmill Lease) to the Agreement shall be amended to change such purchase price payable upon exercise of the purchase option and the repurchase option set forth in such section to “$0” in the final execution version of such Exhibit.

7.	High pH Condition Work. The Parties hereby acknowledge and agree that the High pH Condition Work is complete.

8.	Definitions.

a)	The following definitions are hereby added to Section 10.1 of the Purchase Agreement in appropriate locations such that all definitions appear in alphabetical order:

“Initial Pension Plan Funding Amount” has the meaning set forth in Section 6.4.3.

“Lake Wylie Property” has the meaning set forth in 2.2.22.

“Rail Car Agreement” means each of (a) that certain Rail Car Agreement, dated on or about the Closing Date, by and between Seller and Purchaser, with respect to that certain Lease Agreement, dated July 31, 2014, and its incorporated Rider No. 2, between Seller and Wells Fargo Rail Corporation and (b) that certain Rail Car Agreement, dated on or about the Closing Date, by and between Seller and Purchaser, with respect to that certain Car Service Contract, dated October 21, 2014, and its incorporated Rider No. 2, between Seller and GATX Corporation.

b)	Each reference in the Agreement to “Operative Documents” is hereby amended to read “Operative Agreements.”

c)	Each reference in the Agreement to Seller’s DB Pension Plan is hereby amended to read Seller DB Pension Plan.

d)	Each reference in the Agreement to Purchaser’s DB Pension Plan is hereby amended to read Purchaser DB Pension Plan.

e)	Each reference to “Seller” in Section 3.14.1, Section 6.1.2 and Section 7.3.6 of the Agreement shall be deemed to include both Seller and RFPI, as applicable.

9.	Schedules. The Parties acknowledge and agree that the Schedules are hereby amended as set forth on Annex D to this Amendment.

10.	Miscellaneous.

a)    No Further Amendment. Except as amended hereby, the Agreement shall continue in full force and effect.

b)    No Third Party Beneficiary. The terms and provisions of this Amendment are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person. Without limiting the foregoing, nothing in this Amendment is intended to or shall confer upon any employee or former employee of Seller any legal or equitable right, benefit or remedy of any nature whatsoever, including any right of employment or right to a defined benefit pension plan benefit for any specified period.

c)    Governing Law. This Amendment and all matters arising out of this Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

d)    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, portable document format, or other electronic means shall be effective as delivery of a manually executed counterpart to this Amendment.

e)    Headings. Section titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Amendment.

[Signatures on next page.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each party as of the date first above written.

RESOLUTE FP US INC.

by
Name:
Title:

NEW-INDY CATAWBA LLC

by
Name:
Title:

NEW-INDY CONTAINERBOARD LLC

by
Name:
Title: